Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-212820

May 8, 2018

Huntington Bancshares Incorporated

4.00% Senior Notes Due May 15, 2025 (the “Notes”)

SUMMARY OF TERMS DATED MAY 8, 2018

Issuer	Huntington Bancshares Incorporated
Security	4.00% Senior Notes Due 2025
Note Type	Senior Notes
Legal Format	SEC Registered (Registration Statement No. 333-212820)
Aggregate Principal Amount Offered	$500,000,000
Minimum Denominations	$2,000
Minimum Increments	$1,000
Trade Date	May 8, 2018
Settlement Date	May 15, 2018 (T+5)
Maturity Date	May 15, 2025
Interest Payment Dates	Each May 15 and November 15, commencing on November 15, 2018
Reference Benchmark	UST 2.875% Notes, due April 30, 2025
Benchmark Yield	2.927%
Spread to Benchmark	T+ 112.5 basis points
Reoffer Yield	4.052%
Coupon	4.000%
Redemption Provision	The Issuer may redeem the Notes, in whole or in part, on or after April 15, 2025, the date that is one month prior to the maturity date, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon to the redemption date.
Price to Investors	99.686% of the face amount
Underwriting Discount	0.450% of the face amount
Concurrent Offering	The Huntington National Bank has priced $750,000,000 of 3.25% Senior Notes to be issued on May 15, 2018.
Listing	None
Joint Book-Running Managers	Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC RBC Capital Markets, LLC The Huntington Investment Company

Co-Managers	Deutsche Bank Securities Inc. MUFG Securities Americas Inc. Sandler O’Neill & Partners, L.P.
CUSIP Number	446150 AM6
ISIN Number	US446150AM64

The Issuer has filed a registration statement (File Number 333-212820) (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement related to that registration statement and other documents that the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus, preliminary prospectus supplement and any subsequently filed prospectus supplement relating to the offering may be obtained from Morgan Stanley & Co. LLC, telephone: 866-718-1649, Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, email: prospectus-ny@ny.email.gs.com and RBC Capital Markets, LLC, telephone: 866-375-6829, email: rbcnyfixedincomeprospectus@rbccm.com.

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